Exhibit 15.1
July 29, 2013
West Marine, Inc.
500 Westridge Drive
Watsonville, CA 95076
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of West Marine, Inc. and subsidiaries as of June 29, 2013 and June 30, 2012 and for the 13-week and 26-week periods then ended, as indicated in our report dated July 29, 2013; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 29, 2013, is incorporated by reference in Registration Statements File No. 333-02903, effective June 17, 1996, File No. 333-04712, effective April 17, 2002, File No. 333-87124, effective April 29, 2002, File No. 333-102109, effective December 30, 2002, File No. 333-125291, effective May 27, 2005, File No. 333-134031, effective May 12, 2006, File No. 333-143285, effective May 25, 2007, File No. 333-151290, effective May 30, 2008, File No. 333-159501, effective May 27, 2009, and File No. 333-174551, effective May 26, 2011 of West Marine, Inc., all on Form S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ GRANT THORNTON LLP
San Francisco, California